PRIVATE & CONFIDENTIAL – INTERNAL USE ONLY

CODE OF ETHICS

Issued by: Compliance

Release date: December 2022

Scope: Group

CODE OF ETHICS

CODE OF ETHICS

This Code of Ethics (the “Code of Ethics”) is an essential component of the Systematica Compliance Framework and addresses a number of key issues concerning the conduct of all Employees.

Each Employee is responsible for ensuring their strict compliance with the provisions of the Code of Ethics. Systematica has a zero tolerance policy for violations of the Code of Ethics and therefore may subject offenders to reprimand, suspension or termination of employment.

The Code of Ethics applies to all entities of the Systematica Group, as defined in the Systematica Global Definitions, as updated from time to time.

Any defined terms in the Code of Ethics shall have the meaning given to them in the Systematica Global Definitions, as updated from time to time, unless otherwise defined below.

The Code of Ethics incorporates the Disclaimer set out in the Systematica Global Definitions, as updated from time to time.

The Code of Ethics has been formulated to seek to ensure compliance with all applicable regulatory requirements, details of which can be found within the Systematica Global Definitions, as updated from time to time.

The Code of Ethics is predicated on the principle that all entities within the Systematica Group have a fiduciary duty to the Clients. All Employees are required act with competence, diligence and integrity and in an ethical manner when dealing with Clients, their Investors, the public, prospective clients and investors, third-party service providers and fellow Employees. Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of the Clients as a whole. The following set of principles frame the professional and ethical conduct that Systematica expects from its Employees at all times:

•	to act with integrity, competence, diligence and respect, and in an ethical manner with the public, Clients, prospective clients and Investors and other participants in the global capital markets;

•

to place the integrity of the investment profession, the interests of Clients, and the interests of Systematica above their own personal interests. As a fiduciary, Systematica will serve in its Clients’ best interests as a whole. The Employees may not benefit at the expense of the Clients. This concept is particularly relevant when the Employees are making personal investments in securities traded by the Clients;

•

to adhere to the fundamental standard that the Employees should not take inappropriate advantage of their position. Employees must not accept investment opportunities, gifts, entertainment or other gratuities from individuals seeking to conduct business with Systematica, or on behalf of a Client, unless in compliance with the Gifts and Entertainment Policy;

•

to avoid any actual or potential conflicts of interest and, when this is not possible, to report them to Compliance so that mitigating measures can be put in place; record of the actual or potential conflict can be produced; and thereafter, the submission of the recording to the Executive Committee of the Investment Manager for its consideration in the interests of transparency;

•

not to engage in personal investing unless in compliance with the Code of Ethics. The Employees must conduct all personal securities transactions in a manner consistent with the Personal Account Dealing Policy;

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CODE OF ETHICS

•

to use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	to practice and encourage others to practice in a professional and ethical manner that will reflect favourably on the Employee and Systematica;

•	to promote the integrity of, and uphold the rules governing capital markets;

•	to maintain and improve one’s professional competence and strive to maintain and improve the competence of other Employees; and

•	to maintain full compliance with the applicable regulatory requirements, including the United States securities laws, as well as abide by Systematica’s Market Abuse and Insider Trading Policy.

The Systematica Personal Account Dealing Policy is deemed to be included as part of this Code of Ethics and can be found on the internal intranet site, Mercury.

In addition, the Market Abuse & Insider Trading Policy and the Gifts and Entertainment Policy are deemed to be incorporated in this Code of Ethics; each of which can also be found on Mercury.

Any questions with respect to this Code of Ethics should be directed to the CCO or, in the absence of the former, to Compliance. Employees must promptly report any violations of the Code of Ethics to the CCO or, in the absence of the former, to Compliance.

All reported potential or material violations of the Code of Ethics will be treated as being made on an anonymous basis. Each Employee is required to provide a written acknowledgment, at the time he or she is hired, as well as on an annual basis thereafter (or more frequently as Systematica may require from time to time), certifying that he or she has received, read and understood this Code of Ethics.

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PRIVATE & CONFIDENTIAL

MARKET ABUSE & INSIDER TRADING POLICY

Issued by: Compliance

Release date: January 2023

Scope: Group

MARKET ABUSE AND INSIDER TRADING POLICY

CONTENTS

1.	INTERPRETATIONS	2

2.	BACKGROUND	2

3.	PURPOSE	3

3.1.	Insider Trading	3

3.2.	Market Manipulation	3

3.3.	Penalties	3

4.	MATERIAL NON-PUBLIC INFORMATION	3

4.1.	When Information Becomes Public	4

4.2.	Procedures to follow if receiving non-public information	4

5.	MARKET SOUNDINGS / GATEKEEPER PROCESS	4

6.	KEY PRINCIPLES	4

7.	CONFIDENTIALITY OF INSIDE INFORMATION	5

8.	TRADING ON INSIDE INFORMATION	5

9.	SPREADING FALSE INFORMATION	5

10.	PORTFOLIO PUMPING & WINDOW DRESSING	6

11.	SUSPICIOUS TRANSACTIONS AND ORDER REPORTS	6

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MARKET ABUSE AND INSIDER TRADING POLICY

1.	INTERPRETATIONS

This policy (the “Policy”) applies to all entities of the Systematica Group, as defined in the Systematica Global Definitions, as updated from time to time.

Any defined terms in the Policy shall have the meaning given to them in the Systematica Global Definitions, as updated from time to time, unless otherwise defined below.

The Policy incorporates the Disclaimer set out in the Systematica Global Definitions, as updated from time to time.

The Policy has been formulated to seek to ensure compliance with all applicable regulatory requirements, as revised from time to time.

2.	BACKGROUND

Systematica maintains and abides by its Market Abuse and Insider Trading Policy, and its Cross Trading Policy, which make up part of its market abuse framework. Systematica monitors its compliance with these policies together with a number of other measures that ensure Systematica does not undertake market abuse. Although some market abuse considerations are standalone (e.g. Gatekeeper Process), many (e.g. wash/cross trades, market manipulation), due to the nature of systematic trading, are engrained into the Systematica processes through training across the teams and coding into the models in a way that differs from traditional discretionary hedge funds.

Systematica’s investment process starts with a research team who will seek to identify an investment thesis. Once this investment thesis has been validated it will be coded and will undergo rigorous testing and validation to ensure it works both alongside the existing models and also in a production environment. Assuming the strategy or strategy improvement performs as expected during testing it will be raised to the New Business forum for implementation discussions with Heads of Departments and to the Investment Committee for approval prior to release into the live models. The CCO, GC, Legal & Compliance team sit on the New Business forum and the CCO and GC is a member of the Investment Committee. Once approved, the strategy will be released into the relevant allocated funds and will begin releasing trade orders to the Execution Desk. The Execution Desk has no investment discretion and only limited discretion with regards to the time and method of execution of each of the orders produced by the models. At the end of each day a report is run showing any deviation from the models’ orders and those actually executed in the market. Any deviation must include a valid explanation from the Execution Desk (e.g. Thai markets closed).

For market abuse to be coded into the model it would require the collaboration of a number of teams who are responsible for implementing and testing the models including Research, Quality Assurance and Production Systems Group. Although these teams work together, they operate independently and have their own four-eye procedures to identify any issues prior to a release. Assuming it was possible for a release to include code that sought to conduct market abuse, prior to implementation, the New Business forum and/or the Investment Committee would identify the potential market abuse created by the update and reject the release.

In the event an execution trader decided to conduct market abuse this would be caught in the end of day report indicating where the trader chose to deviate from the model.

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MARKET ABUSE AND INSIDER TRADING POLICY

3.	PURPOSE

3.1.	Insider Trading

Investment advisers may have access to material information that has not been publicly disseminated. Most applicable regulatory requirements, including the US, prohibit any purchase or sale of instruments on the basis of material non-public information (as described below) which was improperly obtained, or where it was obtained under circumstances contemplating that it would not be used for personal gain, and in certain other circumstances. In addition, prohibitions also include encouraging another to trade or disclosing inside information to another. Not only are the persons covered by these restrictions considered “insiders” of publicly-traded companies, but so are any other persons who, under certain circumstances, learn of material non-public information about a company, such as attorneys, investment advisers, accountants, consultants or bank lending officers.

3.2.	Market Manipulation

In addition to insider trading, an Employee shall not engage in, or attempt to engage in, market manipulation. Such behaviour may involve, but not be limited to, entering into a transaction, placing an order to carry out an execution or any other behaviour that gives, or is likely to give, a false or misleading signal as to the supply, demand or price of a financial instrument.

3.3.	Penalties

Violation of any of the restrictions set out in this Policy may have severe consequences for both Systematica and its Employees. Trading on inside information or communicating inside information to others is punishable under U.S. law by imprisonment of up to ten years, a civil monetary penalty amounting to three times the profit received or the loss avoided due to the unlawful transaction(s), and a criminal fine. All of the other jurisdictions in which Systematica operates, impose their own heavy sanctions and penalties on individuals who engage in market abuse and insider trading.

In addition, Systematica as a firm may be subject to liability for insider trading, tipping off or market manipulation undertaken by Employees. Systematica may be held liable for failing to take measures to deter violations of the applicable regulatory requirements where such failure is found to have substantially contributed to or permitted a violation.

In light of these provisions, Systematica has adopted the general policy that an Employee may neither trade in securities of any entity about which the Employee possesses material non-public information, nor “tip” others about such information. The policies and procedures set forth below are intended to implement this general policy.

4.	MATERIAL NON-PUBLIC INFORMATION

Material non-public information includes any information about an entity not publicly available which, if disclosed to the public, could be expected to affect the market price for the entity’s securities or affect a reasonable investor’s decision on investing. There are several categories of information that are particularly market-sensitive and therefore clearly qualify as material. Examples of such categories include, but are not limited to: business combinations, such as mergers or joint ventures; changes in financial results; changes in dividend policy; changes in earnings estimates; significant litigation exposure; new product or service announcements; plans for a recapitalisation; repurchase of shares or other reorganisation; and, similar matters.

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MARKET ABUSE AND INSIDER TRADING POLICY

4.1.	When Information Becomes Public

Inside information is generally not deemed to have become public until such information has been publicised through a press release or other official announcement sufficient to provide the investing public a reasonable opportunity to evaluate the information. The issue of what constitutes a “reasonable opportunity to evaluate the information” is a question of facts and circumstances that will need to be determined on a case-by-case basis. If there is any question as to whether there has been a “reasonable opportunity to evaluate the information” such determination should be made by Compliance (in consultation with Legal, where appropriate).

4.2.	Procedures to follow if receiving non-public information

Employees may on occasion have access to material non-public information because of the nature of their roles. In all cases where Employees receive inside information they should report this to the Legal and Compliance team immediately and seek advice on how best to proceed. In the event Employees are requested to receive material non-public information, they should raise this to Compliance prior to receiving said information. Compliance will then apply the gatekeeper process (as set out below) to assess whether Systematica would like to be crossed on this material non-public information.

In certain cases, the receipt of inside information may be subject to confidentiality agreements or the terms of access to data sharing sites. Each confidentiality agreement should be reviewed and agreed by Legal prior to being executed. The terms of any such confidentiality agreements supersede the policy on confidentiality set forth herein.

Legal & Compliance may determine that it is necessary to add any related securities to Systematica’s list of restricted investments (the “Restricted List”) on both the internal trading system and the PA dealing system, StarCompliance. All trading activities are checked on an ongoing basis against the Restricted List at pre-trade. Once the information is made public, the related security would typically be removed from the list, except if otherwise determined by Legal & Compliance. The Restricted List is reviewed as part of the compliance monitoring programme.

If an Employee has questions as to whether he or she is in possession of material non-public information, he or she must inform Compliance as soon as possible. Legal & Compliance will determine whether the information is likely to be considered important to investors in making investment decisions and whether the information has been publicly disseminated.

5.	MARKET SOUNDINGS / GATEKEEPER PROCESS

A sounding is where a firm is hired by an issuer that wishes to tap the market for funds, but wishes to firstly identify investor appetite for its issue. A sounding can include the disclosure of material non-public information that is sensitive and considered to be inside information. Systematica has put in place a gatekeeper process for market soundings, which may also be applied in other instances where inside information is likely to be received. When Direct Market Participants contact Systematica they will be directed to contact the gatekeepers (in practice Legal & Compliance) who will follow the set procedures. The gatekeepers are responsible for adding relevant security names to the Restricted List of investments, where all market soundings and inside information incidents are recorded.

6.	KEY PRINCIPLES

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MARKET ABUSE AND INSIDER TRADING POLICY

Given the severe penalties imposed on individuals and firms engaging in market abuse and insider trading, Employees shall:

•

not trade the securities of any entity in which any Employee is deemed to possess material non-public information for the firm or personally nor encourage anyone else to do so (see the Restricted List), unless permitted by Compliance;

•	not engage in transactions of any entity for his or her own benefit, except in accordance with the Personal Account Dealing Policy and the applicable regulatory requirements;

•

certify via StarCompliance all of their holdings on a quarterly and annual basis in all investments covered by, and in accordance with, the Personal Account Dealing Policy, and comply with any other requirements Systematica may impose from time to time in respect of the disclosure of personal account holdings;

•	not discuss any potentially material non-public information with colleagues or acquaintances, except as specifically required by their position;

•	immediately report the receipt and potential receipt of material non-public information to Legal & Compliance; and

•	not, while in the possession of material non-public information, proceed with any research, trading, etc. until Legal & Compliance informs the Employee of the appropriate course of action.

7.	CONFIDENTIALITY OF INSIDE INFORMATION

Employment at Systematica may, from time to time, expose Employees to material non-public information regarding entities in which Clients and/or Investors hold investments. Such information is to be considered as strictly confidential by all Employees, and Employees shall take reasonable steps to preserve the confidentiality of such information. The Employees should: (i) restrict access to files or computer records containing confidential information, (ii) never leave confidential information unattended and in plain sight; and, (iii) never copy confidential documents for their personal use. If such information would be deemed inside information the above procedures and principles apply.

8.	TRADING ON INSIDE INFORMATION

Employees are strictly prohibited from trading on behalf of their personal accounts or any Client Account on the basis of any inside information. All Employees are strictly prohibited from trading for their personal accounts on the basis of information obtained as the result of their employment with Systematica or disclosing such information to third parties. If Employees have any questions regarding a specific transaction that they are contemplating, please contact Legal & Compliance.

9.	SPREADING FALSE INFORMATION

Employees are strictly prohibited from creating or spreading, by whatever means, information that they know or should know to be false or will give or is likely to give a misleading impression that could improperly influence the market price of a financial instrument, and may not use any such information with the intent to manipulate the securities markets. Any such activities could be deemed to be a violation of applicable securities laws and result in severe consequences to Systematica. For example, the Employees may not post information on an internet bulletin board or chat room that contains false or misleading statements about the takeover of a company if the person knows (or should know) that the information is false or misleading. Similarly, a person responsible for the content of information submitted to a regulatory information service may not submit information that is false or misleading, nor may such person be reckless as to whether the information is false or misleading.

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MARKET ABUSE AND INSIDER TRADING POLICY

10.	PORTFOLIO PUMPING & WINDOW DRESSING

Systematica only implements systematic trading models. The mandate of the Execution team is to implement the orders generated by the systematic model. The Execution team do not have discretion as to the orders they are placing on behalf of the funds. Therefore, portfolio pumping—the practice of artificially inflating the performance of a fund—could only occur if it were baked into a model or an execution trader acted outside their remit.

The models go through rigorous testing, such that they could not be programmed to trade in a way that would constitute portfolio pumping without being identified by the quality assessment team and Compliance.

At the close of business on T, the Execution Desk circulate a report containing two reconciliations: (i) target position breaks, which shows the booked trades vs the models’ target position; and (ii) actual position breaks, which shows the booked trades vs the funds’ administrators’ trades. All target position breaks and actual position breaks are required to be explained by the relevant trader. On T+1 the Operations team perform a further reconciliation between the funds’ administrators’ positions and each of the funds’ counterparties. Any breaks will be raised and the source of the break identified. The restricted remit of the Execution team together with the downstream reconciliations means that any attempt to conduct portfolio pumping would be picked up on T and T+1. The reconciliations are run daily. Although small breaks occur frequently the Execution team must provide a reasonable explanation acceptable to the Head of Execution and Compliance (e.g. the Thai market being closed). It should also be noted that the Execution Desk’s compensation is not directly correlated to the performance of the funds in a way that perhaps a discretionary trader’s compensation might be. Therefore, they would not be motivated to perform either portfolio pumping or window dressing.

11.	SUSPICIOUS TRANSACTIONS AND ORDER REPORTS

It is the responsibility of all Employees to be alert to and report any knowledge or suspicion they have that someone is engaging in insider trading or market abuse or has reasonable grounds to know or suspect that another person is engaging in insider trading or market abuse. Employees should report any such suspicions as soon as they arise to Legal & Compliance who will then determine the appropriate action to take, which may involve reporting on to the competent authority, such as via submitting a Suspicious Transactions and Order Report (STOR). Employees should NOT discuss suspicions with anyone else.

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PRIVATE & CONFIDENTIAL

PERSONAL ACCOUNT DEALING POLICY

Issued by: Compliance

Release date: January 2023

Scope: Group

PERSONAL ACCOUNT DEALING POLICY

CONTENTS

1.	PURPOSE & INTERPRETATION	2
2.	APPLICATION	2
3.	PERSONAL ACCOUNT TRANSACTION	2
4.	DISCLOSURE OF ACCOUNTS AND HOLDINGS	2
5.	PERMISSION TO DEAL	3
6.	PROCEDURE FOR OBTAINING APPROVAL FOR PERSONAL ACCOUNT TRANSACTIONS	4
7.	DISCLOSURE OF PERSONAL ACCOUNT TRANSACTIONS & CERTIFICATION OF HOLDINGS	4
8.	RESTRICTIONS TO PERSONAL ACCOUNT DEALING	5
9.	COMPLIANCE WITH INSIDER DEALING & MARKET ABUSE LEGISLATION	5

PRIVATE & CONFIDENTIAL	Page 1

PERSONAL ACCOUNT DEALING POLICY

1.	PURPOSE & INTERPRETATION

This policy (the “Policy”) applies to all entities of the Systematica Group, as defined in the Systematica Global Definitions, as updated from time to time.

Any defined terms in the Policy shall have the meaning given to them in the Systematica Global Definitions, as updated from time to time, unless otherwise defined below.

The Policy incorporates the Disclaimer set out in the Systematica Global Definitions, as updated from time to time.

The Policy has been formulated to seek to ensure compliance with all applicable regulatory requirements, as revised from time to time.

2.	APPLICATION

Systematica has established and maintains adequate controls, including this Policy, in respect of personal account dealing aimed at preventing activities that may give rise to a conflict of interest and/ or that may amount to market abuse; including insider dealing or the misuse of confidential information relating to Clients and Client transactions.

This Policy sets out the procedures for those who wish to undertake personal account transactions and the restrictions Systematica and/or regulation places on those transactions. This Policy is applicable to all Employees.

All Employees are required to familiarise themselves with this Policy and will be required to attest to having read, understood and complied with this Policy on joining Systematica and on a quarterly basis thereafter.

This Policy is available electronically on the Compliance portal of Systematica’s intranet site or by requesting a copy from Compliance.

Personal account transactions undertaken by Employees should not:

•	give rise to a conflict of interest with Systematica’s regulatory duties or any obligations to its Clients;

•	contravene standards of market conduct;

•	misuse, improperly disclose or trade in securities where Systematica or its Employees are in receipt of relevant, confidential, price-sensitive information.

3.	PERSONAL ACCOUNT TRANSACTIONS

A personal account transaction is a personal transaction in securities (such as a share) or related investments (options, futures, contracts for difference, etc.), undertaken by the Employee or a connected person such as a spouse, civil partner, dependents or any other account where the Employee directs the transaction.

4.	INITIAL DISCLOSURE OF ACCOUNTS AND HOLDINGS

On joining Systematica, Employees must declare all applicable accounts for them and their connected persons and their current personal account holdings. This must be done within 10 days of joining Systematica.

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PERSONAL ACCOUNT DEALING POLICY

During the course of employment, Employees should declare any new accounts that they or a connected person open. This disclosure requirement also applies to discretionary accounts where the Employee has fully delegated the investment decisions to a third-party manager.

For the avoidance of doubt, any accounts with a brokerage facility are deemed applicable to this Policy. Employees must also declare any applicable accounts belonging to their dependents if they have control or influence over the investment decisions of the accounts. Accounts without a brokerage facility are not covered by this Policy and as such do not need to be disclosed. These include current accounts, savings accounts, cash ISAs and deposit accounts as well as saving plans and other similar plans without brokerage capability.

All Employees must declare these accounts and their holdings in applicable securities, via StarCompliance, on commencement of their employment at Systematica.

5.	PERMISSION TO DEAL

Employees must seek approval from Compliance prior to undertaking any dealing on their personal account or that of a connected person, which should be done by submitting a trade request using the StarCompliance system.

All of the following instruments require approval:

•	equity securities (both publicly quoted and private, and including IPOs and capital raisings);

•	CFDs;

•	warrants;

•	bonds (including convertible bonds);

•	commodities;

•	indices;

•	ETFs;

•	limited partnerships;

•	futures/ options;

•	cryptocurrency coins or tokens being offered as part of an Initial Coin Offering “ICO”[1];

•	derivatives or similar financial instruments where the underlying asset is any of those described above.

Employees do not need to seek approval for:

•	any fully-discretionary accounts they have (although such accounts do need to be declared when joining Systematica and annually thereafter);

•	transactions in life assurance policies;

•	cash deposit account (e.g., bankers acceptances, bank CDs and time deposits, money market funds, commercial paper and/or repurchase agreements);

•	foreign exchange transactions;

•	OECD sovereign government bonds;

•	cryptocurrency coins or tokens that were created outside the context of an ICO; and

•	mutual funds, collective investment schemes (except those managed by Systematica).

[1]

Any Employee who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with Compliance as to whether such coins or tokens would be considered Securities for purposes of this Policy. If Compliance determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered applicable securities, the coins or tokens will be required to be pre-approved for purpose of this Policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not required to be pre-approved under this Policy

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PERSONAL ACCOUNT DEALING POLICY

Employees must disclose to Compliance in quarterly and annual reporting:

•	Holdings of cryptocurrency coins or tokens including bitcoin.

Employees are able to invest in Systematica-managed funds via a specific Employee share class. Systematica-managed funds are typically monthly-traded funds and therefore Client Services provides Compliance with a monthly report of all Employee transactions. Compliance monitors each Employee transaction in Systematica-managed funds for potential conflicts of interest.

6.	PROCEDURE FOR OBTAINING APPROVAL FOR PERSONAL ACCOUNT TRANSACTIONS

Once an Employee has made a request to trade via StarCompliance, Compliance will analyse the request and once a decision has been made, the Employee will receive an e-mail approving or rejecting the transaction.

Employees should not execute any transaction prior to receiving such approval from Compliance.

Approvals to deal are valid until the close of business on the day following the date on which approval is given. The term “close of business” means the close of the main market in the country in which the Employee is based.

As part of the approval process, Compliance may seek approval for the transaction from the head of the relevant trading desk (or another relevant senior investment professional). Employees are not required to obtain this approval themselves.

Regardless of any permission granted, no dealing may take place if, at the time of dealing, the Employee with such approval is in possession of material, non-public information about the relevant instrument.

Other considerations:

•	There is a minimum holding period of one month for all personal account transactions. This holding period applies from the date of execution.

•	Employees may not sell an investment to, or buy from, any Client unless Compliance has pre-approved such transaction.

7.	DISCLOSURE OF PERSONAL ACCOUNT TRANSACTIONS AND QUARTERLY & ANNUAL CERTIFICATION OF HOLDINGS

Employees must upload promptly and, in any event, within seven days of trading, a copy of the contract note/confirmation for each personal account transaction. Failure to provide contract notes/confirmations may prevent approval of further personal account transactions.

Employees will complete a Quarterly Attestation where they must confirm their trades from the previous quarter or report on a nil basis. StarCompliance will create the necessary report for those who have undertaken transactions in the quarter. Employees must supply contract notes/confirmations for trades if not previously disclosed.

On an annual basis, Employees must also complete an Annual Certification where they must confirm their holdings and provide contract notes/confirmations if they have failed to provide them previously. The information must be no older than 45 days prior to the report date.

Employees will also be required to certify, on a quarterly basis via StarCompliance, that they have complied with this Policy.

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PERSONAL ACCOUNT DEALING POLICY

8.	RESTRICTIONS TO PERSONAL ACCOUNT DEALING

Compliance may, from time to time, restrict the dealing of certain financial instruments for Employees and/or certain Employees from conducting personal account dealing transactions. This can be done at the sole discretion of Compliance and the reasons for such restrictions may be kept confidential in order to ensure full compliance with section 9 below.

9.	COMPLIANCE WITH INSIDER DEALING & MARKET ABUSE LEGISLATION

These procedures act as protection for both Systematica and for Employees against any breaches of the applicable legislation relating to insider trading and/or market abuse. Employees are required to familiarise themselves with the applicable legislation and regulatory framework before engaging in personal account dealing. Additional details on insider trading and market abuse can be found in Systematica’s Market Abuse and Insider Trading Policy, which is found on the Systematica intranet, Mercury.

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PRIVATE & CONFIDENTIAL – INTERNAL USE ONLY

GIFTS AND ENTERTAINMENT POLICY

Issued by: Compliance

Release date: January 2023

Scope: Group

GIFTS AND ENTERTAINMENT POLICY

CONTENTS

1.	PURPOSE AND INTERPRETATIONS	2
2.	APPLICATION	2
3.	APPROVAL & REVIEW	2
3.1.	Gifts & entertainment – general thresholds, permissions and prohibitions	2
3.2.	Special provisions for meals, drinks & industry events	3
3.3.	Educational expenses	3
3.4.	Reporting and pre-approval of gifts & entertainment – Star Compliance	3
3.5.	Exceptions regime	4
4.	GIFTS TO/FROM FOREIGN OFFICIALS	4
4.1.	General prohibition against offering, promising or providing payments or anything of value to Foreign Officials	4
4.2.	Limited situations in which payment may be made to Foreign Officials	4
5.	ACKNOWLEDGEMENT OF THE GIFTS & ENTERTAINMENT POLICY	5
6.	INTERNAL REPORTING	5
7.	CONSEQUENCES OF BREACHING THIS POLICY	5

Private & Confidential – Internal use only	Page 1

GIFTS AND ENTERTAINMENT POLICY

1.	PURPOSE AND INTERPRETATIONS

This policy (the “Policy”) applies to all entities of the Systematica Group, as defined in the Systematica Global Definitions, as updated from time to time.

Any defined terms in the Policy shall have the meaning given to them in the Systematica Global Definitions, as updated from time to time, unless otherwise defined below.

The Policy incorporates the Disclaimer set out in the Systematica Global Definitions, as updated from time to time.

The Policy has been formulated to seek to ensure compliance with all applicable regulatory requirements, as revised from time to time.

2.	APPLICATION

This Policy establishes controls to seek to prevent potential conflicts of interest that may arise from any gifts and entertainment that may be received or given by Employees. It defines standards and guidelines in relation to adherence to the anti-bribery measures and standards that may apply to the acceptance and provision of gifts and entertainment.

Employees may not accept lavish gifts or other extravagant gratuities from individuals seeking to conduct business with Systematica, or on behalf of a Client, except in accordance with the following policies and procedures. It is a violation of an Employee’s duty of loyalty to Systematica to breach any of the provisions set out in this Policy.

This Policy applies to all Employees regardless of their geographical location.

3.	APPROVAL & REVIEW

3.1.	Gifts & entertainment – general thresholds, permissions and prohibitions

Employees may not provide nor receive gifts and/or entertainment from Clients, counterparties, intermediaries or from any entity/person that has or may have a direct or indirect relationship with Systematica or its business activities, save for the following exceptions:

•	gifts or any other consideration with a value ≤ $100 (or its equivalent in any other currency); or

•	entertainment, such as a gratuity, meal or hospitality event, with a value ≤ $500 (or its equivalent in any other currency).

The overall aggregate value of gifts & entertainment per Employee received or given from/to the same party in any single calendar year may not exceed $750 (or its equivalent in any other currency).

The overall Systematica aggregate value of gifts & entertainment for all Employees received or given from/to the same party in any single calendar year may not exceed $4,000 (or its equivalent in any other currency).

In addition to the limits set out above:

•

Employees may not rebate, directly or indirectly, to any person, firm, corporation or association, cash compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of Systematica or its Clients; and

•

Employees may not accept, directly or indirectly, from any person, firm, corporation or association, other than Systematica, cash gifts and/or compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of Systematica or its Clients.

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GIFTS AND ENTERTAINMENT POLICY

3.2.	Special provisions for meals, drinks & industry events

Provided the entity invited to or organizing the event is not a trading counterparty, potential trading counterparty, Service Provider or potential Service Provider to any of Systematica’s funds and managed accounts (Clients), there is no requirement to seek approval for business meals, drinks or industry events (or similar) if the business meal, drinks or event is worth less than the relevant thresholds below.

Compliance should be notified of events worth more than:

•	$400 per person (or its equivalent in any other currency) in case of meals or drinks; and

•	$1,000 per person (or its equivalent in any other currency) in case of industry events (or similar).

Please note these special provisions do not apply to any meals, drinks or industry events given/received to/from trading counterparties, potential trading counterparties, Service Providers or potential Service Providers to Systematica’s funds and managed accounts (Clients). Meals, drinks or industry events given/received to/from trading counterparties to Systematica’s funds and managed accounts (Clients) will be subject to the entertainment rules and thresholds set out in section 3.1 above.

3.3.	Educational expenses

Educational expenses associated with an Employee attending a conference are permitted and exempted from the above thresholds provided that the Employee has requested prior written approval from Compliance, which will take into account the following considerations:

•	related payments were prudent and consistent with internal policies and procedures designed to prevent abuse, including but not limited to Systematica’s Research Policy;

•	the event had a reasonable relationship to the Employee’s professional activity; and

•	associated expenses were reasonable in light of the benefits afforded and unlikely to compromise the Employee’s ability to carry out their fiduciary duties towards Systematica’s Clients.

3.4.	Reporting and pre-approval of gifts & entertainment – StarCompliance

All gifts and entertainment are required to be registered and/or submitted for approval via StarCompliance. Upon joining Systematica, all Employees are given access credentials to their user profile.

Employees are required to register the following gifts & entertainment in StarCompliance:

•	within 5 business days from giving/receiving: all gifts or other consideration with a value ≤ $100 (or its equivalent in any other currency); and

•	within 5 business days from giving/receiving: all entertainment, such as a gratuity, meal or hospitality event with a value ≤ $250 (or its equivalent in any other currency).

Employees are required to obtain prior written approval by submitting the relevant request in StarCompliance for:

•	all entertainment, such as a gratuity, meal or hospitality events with a value between $250 and $500 (or its equivalent in any other currency).

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GIFTS AND ENTERTAINMENT POLICY

When registering or requesting pre-approval for gifts & entertainment, Employees should take into account the maximum $750 (or its equivalent in any other currency) calendar year limit for the same party set out above.

Any other gifts or entertainment outside the limits set out in this Policy (whether given or received) are generally prohibited and will require prior written approval from Compliance.

3.5.	Exceptions regime

Any exceptions to the provisions above would need to be approved by Compliance prior to accepting the respective gifts or entertainment and will be subject to an exceptional procedure and report as set out in Systematica’s Breach, Operational Error and Exception Policy.

4.	GIFTS TO/FROM FOREIGN OFFICIALS

4.1.	General prohibition against offering, promising or providing payments or anything of value to Foreign Officials

Employees are generally prohibited from giving or accepting gifts and entertainment to or from Foreign Officials. Any exceptions to this prohibition need to be reviewed and approved in writing by Compliance considering the applicable legal and regulatory requirements of the jurisdictions involved.

Employees are forbidden from giving or offering money or anything of value (i.e. gifts & entertainment), directly or indirectly, to any Foreign Official, political party or official or candidate for political office for the purpose of influencing any act or decision of these individuals in their official capacity in order to help Systematica obtain or retain business or to direct business to any particular person or company.

Indirect payments include any transfer of money or thing of value to another organization or individual where the person making the transfer knows or has reason to know that some or all of that transfer is for the benefit of an individual to whom direct payments are prohibited. The use of intermediaries for the payment of bribes is expressly forbidden.

4.2.	Limited situations in which payment may be made to Foreign Officials

There are some exceptions to the general prohibitions of providing anything of value to a Foreign Official, including exceptions for reasonable and bona fide expenditures directly related to the demonstration of products or services, or the making of small payments to facilitate the processing of routine government actions, such as the processing of licenses or activation of utilities. However, exceptions to the general prohibition are narrowly construed by enforcement authorities.

Employees should never rely on an exception to the general prohibition to make any payment, without first obtaining the written approval from Compliance, which will be subject to the following considerations:

•	the proposed payment is needed to obtain some government action that is legal, but has been refused or delayed unjustifiably;

•	all reasonable efforts have been made to obtain action without payment;

•	the payment is not made for the purpose of obtaining or retaining business;

•	the payment is insubstantial;

•	the transaction is accurately described in Systematica’s books and records; and

•	the payment is not clearly prohibited by any applicable anti-bribery laws, including the laws of the jurisdiction(s) in which the payment is being made.

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GIFTS AND ENTERTAINMENT POLICY

5.	ACKNOWLEDGEMENT OF THE GIFTS & ENTERTAINMENT POLICY

All Employees are required to declare upon joining Systematica (via the Employee initial certification) and on an annual basis thereafter (via the Employee annual certification) that they have read, understood and will comply with this Policy.

6.	INTERNAL REPORTING

Any Employee who is aware of a violation of this Policy – e.g. an improper payment or suggestion of payment to/from a foreign governmental official—should immediately report such violation or suspected or apparent violation to the relevant compliance officer of the relevant jurisdiction. Further details on how to report suspicious activities may be found in Systematica’s Whistleblowing Policy.

7.	CONSEQUENCES OF BREACHING THIS POLICY

Any breaches of this Policy will also be deemed as a breach of employment contract and may result in Systematica taking disciplinary action against such Employee, in the terms set out in Systematica’s Employee Handbook.

Employees should also be aware that breaches of this Policy may result in civil and regulatory sanctions against them and/or Systematica and in criminal sanctions against the Employee.

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